EXHIBIT 12.1

Ladenburg Thalmann Financial Services Inc.
Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges

(Loss) income before income taxes	$(5,292)	$10,006	$2,404	$(14,892)	$(12,302)	$(10,090)
Add: Fixed charges	2,153	9,337	17,534	26,741	7,814	4,344

(Loss) income before income taxes and fixed charges	$(3,139)	$19,343	$19,938	$11,849	$(4,488)	$(5,746)

Fixed Charges:
Total interest expense	$1,440	$6,990	$15,438	$24,541	$6,543	$3,241
Interest factor in rents (1)	713	2,347	2,096	2,200	1,271	1,103

Total fixed charges	$2,153	$9,337	$17,534	$26,741	$7,814	$4,344

Ratio of earnings to fixed charges	*	2.1	1.1	*	*	*

* Deficiency of earnings available to cover fixed charges	$(5.292)	$—	$—	$(14,892)	$(12,302)	$(10,090)

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(Loss) income before income taxes	$(5,292)	$10,006	$2,404	$(14,892)	$(12,302)	$(10,090)
Add: Fixed charges	2,153	9,337	17,534	26,741	7,814	4,344

(Loss) income before income taxes and combined fixed charges and preferred stock dividends	$(3,139)	$19,343	$19,938	$11,849	$(4,488)	$(5,746)

Fixed Charges:
Total interest expense	$1,440	$6,990	$15,438	$24,541	$6,543	$3,241
Interest factor in rents (1)	713	2,347	2,096	2,200	1,271	1,103
Preferred stock dividends (2)	10,553	28,740	11,518	—	—	—

Total combined fixed charges and preferred stock dividends	$12,706	$38,077	$29,052	$26,741	$7,814	$4,344

Ratio of earnings to combined fixed charges and preferred stock dividends	*	*	*	*	*	*

* Deficiency of earnings available to cover fixed charges and preferred stock dividends	$(15,845)	$(18,734)	$(9,114)	$(14,892)	$(12,302)	$(10,090)
(1) One-third of rent expense is the portion deemed representative of the interest factor.
(2) The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.